Exhibit 99.1

The DIRECTV Group announces fourth quarter and full year 2006 results

DIRECTV U.S. Fourth Quarter Financial Highlights

•                  Increased Net Subscriber Additions 38% to 275,000 Driven by the Largest Reduction  in Churn in 3 Years to 1.57% and a 6% Increase in Gross Subscriber Additions

•                  Grew Revenues 12% to Over $3.8 Billion Fueled by a 6.8% Increase in Average Monthly Revenue Per Subscriber (ARPU) to $80.70

•                  Generated Cash Flow Before Interest and Taxes of $343 Million in the Fourth Quarter Increasing Full Year 2006 Results by 83% to $1.42 Billion

El Segundo, Calif., February 7, 2007 – The DIRECTV Group, Inc. (NYSE:DTV) today reported that fourth quarter revenues increased 16% to $4.18 billion and operating profit before depreciation and amortization(1) more than doubled to $915 million compared to last year’s fourth quarter. The DIRECTV Group reported that fourth quarter 2006 operating profit and net income also more than doubled to $595 million and $356 million, respectively, when compared to the same period last year. Earnings per share were $0.29 compared with $0.09 in the same period last year. These financial results include the effect of $408 million of equipment that DIRECTV U.S. capitalized during the fourth quarter under its lease program, which was introduced March 1, 2006.

“Fourth quarter results point to the continuing progress and operating strength at DIRECTV U.S. highlighted by strong revenue and cash flow growth.  These results were driven by improved operating metrics including subscriber growth, churn, ARPU and subscriber acquisition costs, a reflection of the competitive strength of our business. Gross subscriber additions of over 1 million in the quarter were 6% higher than last year but more importantly, we attained an even greater growth rate for higher-quality subscribers compared to last year,” said Chase Carey, president and CEO of The DIRECTV Group, Inc. “The emphasis on adding higher quality subscribers who purchase significantly more advanced products and services helped drive our monthly churn rate from 1.70% last year to 1.57% in the current quarter, the biggest improvement in over 3 years. The higher gross additions combined with the lower churn rate drove a 38% increase in net subscriber additions to 275,000 in the quarter.”

Carey continued, “DIRECTV U.S.’ financial results were also strong in the quarter highlighted by a 12% increase in revenues to $3.8 billion fueled by a 6.8% ARPU increase—the highest growth rate in over two years—and continued strong subscriber growth. Operating profit before depreciation and amortization nearly doubled to $876 million primarily due to the capitalization of set-top boxes under the new lease program implemented in March 2006, the gross profit generated from the higher revenues and to a smaller degree, the reduction in subscriber acquisition costs or SAC to $626. Also impacting the quarterly results were higher upgrade and retention costs primarily due to the increased number of customers upgrading to high definition and digital video recorder services, as well as converting to our new MPEG-4 equipment.  These high-value subscribers generate the highest ARPU, lowest churn and greatest cash flow for DIRECTV over the long term.”

Carey added, “As we head into 2007, we have many reasons to be excited. First, we will launch several new innovative programming services over the coming months such as NASCAR HotPass™, the Championship Gaming Series, and DIRECTV On Demand. But perhaps the most important initiative will be the launch of up to 100 national HD channels in the second half of this year following the successful launch of a new satellite. With this added capacity, we expect to offer significantly more HD channels than most of our competitors, providing DIRECTV with a huge advantage in this rapidly growing marketplace.” Carey concluded, “We also expect stronger operational performance in 2007 now that we have launched our new set-top boxes, strengthened our sales channels and implemented several key changes to our installation and customer service infrastructure that will drive improved efficiencies and quality. As a result, we’re looking for even better results from DIRECTV U.S. in 2007.”

The DIRECTV Group’S Operational Review

Lease Program.  On March 1, 2006, DIRECTV U.S. introduced a set-top receiver lease program primarily to increase future profitability by providing DIRECTV U.S. with the opportunity to retrieve and reuse set-top receivers. Under this new program, set-top receivers are capitalized and depreciated over their estimated useful lives of three years.  Prior to March 1, 2006, set-top receivers provided to new and existing DIRECTV U.S. subscribers were immediately expensed upon activation as a subscriber acquisition or upgrade and retention cost.  The lease program is expected to result in a reduction in subscriber acquisition, upgrade and retention costs. The amount of set-top receivers capitalized during the period is now reported in the DIRECTV U.S. Consolidated Statements of Cash Flows under the captions “Cash paid for subscriber leased equipment – subscriber acquisitions” and “Cash paid for subscriber leased equipment – upgrade and retention”.  The amount of cash DIRECTV U.S. paid during the quarter ended December 31, 2006 for leased set-top receivers totaled $408 million – $196 million for subscriber acquisitions and $212 million for upgrade and retention. For the full year 2006, DIRECTV U.S. paid $1.07 billion - $599 million for subscriber acquisitions and $473 million for upgrade and retention.

The DIRECTV Group	Three Months		Twelve Months
Dollars in Millions except Earnings	Ended December 31,		Ended December 31,
per Common Share	2006	2005	2006	2005
Revenues	$4,183	$3,596	$14,756	$13,165
Operating Profit Before Depreciation and Amortization(1)	915	441	3,391	1,486
Operating Profit	595	219	2,357	633
Net Income	356	121	1,420	336
Diluted Earnings Per Common Share ($)	0.29	0.09	1.12	0.24
Free Cash Flow(2)	300	195	1,186	283

Fourth Quarter Review

In the fourth quarter of 2006, The DIRECTV Group’s revenues of $4.18 billion increased 16% over the same period in the prior year principally due to strong growth in average revenue per subscriber (ARPU) and a larger subscriber base at DIRECTV U.S., as well as the consolidation of Sky Brazil’s financial results due to the completion of the merger with DIRECTV Brazil on August 23, 2006.

The more than doubling of operating profit before depreciation and amortization to $915 million and operating profit to $595 million were mostly related to the DIRECTV U.S. business due to the capitalization of customer equipment under the lease program for both new and existing subscribers and the increase in gross profit generated from the higher revenues. These increases were partially offset by higher upgrade and retention costs primarily related to an increase in the number of existing subscribers upgrading to HD equipment, as well as higher acquisition costs resulting from an increase in gross subscriber additions. Also contributing to the increase was the consolidation of the Sky Brazil results due to its merger. The change in operating profit also reflects an increase in depreciation expense related to the new set-top box lease program at DIRECTV U.S.

Net income increased to $356 million in the fourth quarter of 2006 primarily due to the changes in operating profit discussed above partially offset by higher income tax expense in the most recent quarter associated with the higher pre-tax income.

Full Year Review

The DIRECTV Group’s revenues of $14.76 billion in 2006 increased 12% compared to 2005 driven principally by subscriber growth at DIRECTV U.S. and DIRECTV Latin America, as well as continued solid ARPU growth at DIRECTV U.S and the consolidation of the Sky Brazil financial results following the merger with DIRECTV Brazil in August 2006. These changes were partially offset by the exclusion of Hughes Network Systems’ (HNS) results in 2006 due to its sale.

In 2006, operating profit before depreciation and amortization more than doubled to $3.39 billion and operating profit more than tripled to $2.36 billion driven primarily by DIRECTV U.S. due to the capitalization of $1.07 billion of customer equipment under the lease program for both new and existing subscribers, the increase in gross profit generated from higher revenues, and reduced subscriber acquisition costs resulting from a decline in lower quality gross subscriber additions. These were partially offset by higher upgrade and retention spending primarily related to an increase in the number of subscribers upgrading to HD equipment. Also impacting the comparison was the positive result of the consolidation of the Sky Brazil business after its merger and several non-cash gains at DIRECTV Latin America including $61 million recorded in the third quarter of 2006 at the completion of the Sky Brazil merger, as well as $57 million recorded in the first quarter of 2006 and $70 million during 2005 related to the Sky Mexico transaction. In addition, HNS recorded losses in the first quarter of 2005 primarily related to charges associated with its sale. Operating profit was also negatively impacted by an increase in depreciation expense primarily resulting from the new set-top receiver leasing program at DIRECTV U.S.

Net income in 2006 increased to $1.42 billion primarily due to the higher operating profit discussed above as well as a second quarter 2005 charge of $65 million related to the premium paid for the redemption of senior notes and the write-off of a portion of deferred debt issuance costs from debt refinancing. Partially offsetting these improvements were higher 2006 income tax expense resulting from an increase in pre-tax income and a $31 million credit in the second quarter of 2005 related to the favorable settlement of a U.S. federal income tax dispute associated with a previously divested business.

segment Financial Review

DIRECTV U.S. Segment

Fourth Quarter Review

DIRECTV U.S. gross subscriber additions of 1,021,000 increased 6% compared to the fourth quarter of 2005 primarily due to stronger sales channels and an increase in the number of higher quality subscribers attained in the quarter. The strategy of attaining higher quality subscribers combined with the significant increase in subscribers with HD and DVR services over the last year were the major contributors to the reduction in monthly churn from 1.70% to 1.57% in the current quarter. As a result of the higher gross additions and the lower churn, DIRECTV U.S. increased its net subscriber additions by 38% to 275,000 in the quarter. The total number of DIRECTV U.S. subscribers as of December 31, 2006 was 15.95 million, an increase of 5% over the 15.13 million subscribers reported on December 31, 2005.

	Three Months		Twelve Months
DIRECTV U.S.	Ended December 31,		Ended December 31,
Dollars in Millions except ARPU	2006	2005	2006	2005
Revenue	$3,829	$3,406	$13,744	$12,216
Average Monthly Revenue per Subscriber (ARPU) ($)	80.70	75.53	73.74	69.61
Operating Profit Before Depreciation and Amortization(1)	876	442	3,221	1,500
Operating Profit	614	260	2,348	802
Cash Flow Before Interest and Taxes(3)	343	240	1,419	776
Free Cash Flow(2)	152	156	545	536
Subscriber Data (in 000’s except Churn)
Gross Subscriber Additions	1,021	965	3,809	4,170
Average Monthly Subscriber Churn	1.57%	1.70%	1.60%	1.70%
Net Subscriber Additions	275	200	820	1,193
Cumulative Subscribers	15,953	15,133	15,953	15,133

In the quarter, DIRECTV U.S. revenues increased 12% to $3.83 billion due to strong ARPU growth and the larger subscriber base. ARPU of $80.70 increased 6.8% compared to last year principally due to programming package price increases, higher NFL SUNDAY TICKET™ revenues as well as higher lease, DVR, and HD fees.

The fourth quarter 2006 operating profit before depreciation and amortization nearly doubled to $876 million and operating profit more than doubled to $614 million due primarily to the capitalization of customer equipment and the increase in gross profit generated from the higher revenues. These changes were partially offset by higher upgrade and retention costs mostly driven by an increase in the number of existing subscribers upgrading to HD equipment, as well as higher acquisition costs due to the increase in gross subscriber additions.

Full Year Review

DIRECTV U.S. gross subscriber additions of 3,809,000 declined 9% compared to 2005 primarily due to the implementation of credit policies and dealer incentives designed to improve the quality of new subscriber additions. The strategy of attaining higher quality subscribers combined with a significant increase in subscribers with HD and DVR services were the major contributors to the reduction in average monthly churn from 1.70% to 1.60% in 2006. DIRECTV U.S. added 820,000 net subscribers in 2006 bringing the total number of DIRECTV U.S. subscribers to 15.95 million as of December 31, 2006.

For the full year, DIRECTV U.S. revenues increased 13% to $13.74 billion due to strong ARPU growth and the larger subscriber base. ARPU of $73.74 increased 5.9% compared to last year principally due to programming package price increases, higher lease fees, improved NFL SUNDAY TICKET revenues  and higher DVR and HD service fees.

Full year operating profit before depreciation and amortization and operating profit more than doubled to $3.22 billion and $2.35 billion, respectively due to the capitalization of customer equipment, the increase in gross profit generated from the higher revenues and reduced subscriber acquisition costs from the decline in the number of lower quality subscriber additions. These changes were partially offset by higher upgrade and retention costs primarily driven by an increase in the number of existing subscribers upgrading to HD equipment.

DIRECTV Latin America Segment

DIRECTV Latin America and Sky Consolidation.  In August 2006, The DIRECTV Group completed the last of a series of transactions with News Corporation, Grupo Televisa, Globo and Liberty Media that strengthens the operating and financial performance of DIRECTV Latin America by combining the two platforms into a single platform in each of the major territories served in the region. In 2006, The DIRECTV Group paid News Corporation and Liberty Media approximately $373 million for their equity stakes in Sky Mexico and received approximately $59 million from Televisa. The DIRECTV Group also received a net payment of $97 million from News Corporation at the completion of the Sky Brazil transaction. In January 2007, The DIRECTV Group purchased Darlene’s 14% ownership in DIRECTV Latin America, LLC, for $325 million in cash. As a result of these transactions, The DIRECTV Group owns approximately 74% of the merged business in Brazil, 41% of Sky Mexico and 100% of PanAmericana, which covers most of the remaining countries in the region. Sky Mexico, whose results are accounted for as an equity method investment and therefore are not consolidated by DIRECTV Latin America, had approximately 1.43 million subscribers as of December 31, 2006.

	Three Months		Twelve Months
DIRECTV Latin America	Ended December 31,		Ended December 31,
Dollars in Millions	2006	2005	2006	2005
Revenue	$354	$190	$1,013	$742
Operating Profit Before Depreciation and Amortization(1)	55	19	244	142
Operating Profit (Loss)	(3)	(21)	79	(19)
Net Subscriber Additions(4) (000’s)	77	39	249	149
Cumulative Subscribers(4) (000’s)	2,711	1,593	2,711	1,593
Churn(4)	1.29%	1.76%	1.46%	1.67%

Fourth Quarter Review

In the fourth quarter of 2006, DIRECTV Latin America’s net subscriber additions nearly doubled to 77,000 primarily due to strong growth at PanAmericana, particularly in Venezuela, Colombia, and Peru. Also contributing to the net subscriber increase was a decline in aggregate churn from 1.76% to 1.29% in the current quarter. The total number of DIRECTV subscribers in Latin America as of December 31, 2006 increased 70% to 2.71 million compared to 1.59 million as of December 31, 2005. The increase was due to the 869,000 subscribers added as a result of the merger with Sky Brazil, as well as the new subscribers added throughout the region over the past year.

Revenues for DIRECTV Latin America increased 86% to $354 million in the quarter primarily due to the consolidation of Sky Brazil’s operations and continued subscriber growth. The increase in DIRECTV Latin America’s fourth quarter 2006 operating profit before depreciation and amortization to $55 million was primarily attributable to the consolidation of the Sky Brazil business after its merger and the gross profit generated from the higher revenues at PanAmericana. This improvement was partially offset by a $12 million non-cash gain recorded in 2005 for the sale of DIRECTV Latin America’s subscribers in Mexico. DIRECTV Latin America’s operating loss improved to a loss of $3 million due to the higher operating profit before depreciation and amortization discussed above partially offset by higher amortization expense resulting from the Sky Brazil transaction.

Full Year Review

In 2006, DIRECTV Latin America’s net subscriber additions of 249,000 were 67% higher than in 2005 primarily due to strong growth throughout PanAmericana and a decline in aggregate churn from 1.67% to 1.46% in the current year. Revenues for DIRECTV Latin America increased 37% to $1.01 billion during the year primarily due to the consolidation of Sky Brazil’s operations and the subscriber growth mentioned above, partially offset by lower revenue at DIRECTV Mexico due to the sale of its subscribers in 2005.

The increase in DIRECTV Latin America’s 2006 operating profit before depreciation and amortization to $244 million and operating profit to $79 million was primarily attributable to several non-cash gains at DIRECTV Latin America including $61 million recorded in the third quarter of 2006 at the completion of the Sky Brazil merger and $57 million recorded in the first quarter of 2006 related to the Sky Mexico transaction. Also contributing to the increase was the consolidation of the Sky Brazil business after its merger and the gross profit generated by the higher revenues in PanAmericana. These changes were partially offset by a $70 million non-cash gain in 2005 related to the Sky Mexico transaction.

Network Systems Segment

	Three Months		Twelve Months
Network Systems Segment	Ended December 31,		Ended December 31,
Dollars in Millions	2006	2005	2006	2005
Revenue	—	—	—	$211
Operating Loss Before Depreciation and Amortization(1)	—	—	—	(61)
Operating Loss	—	—	—	(61)

On April 22, 2005, The DIRECTV Group completed the sale of a 50% interest in HNS LLC, an entity that owns substantially all of the assets of HNS, to SkyTerra Communications, Inc. As of the date of this sale until January 2006, The DIRECTV Group accounted for 50% of HNS’ net income or loss as an equity investment in “Other, net” in the Consolidated Statements of Operations. In January 2006, The DIRECTV Group completed the sale of the remaining 50% interest in HNS LLC to SkyTerra and received $110 million in cash. In the first quarter of 2006, The DIRECTV Group recorded a gain of $14 million related to the sale, and equity earnings of $11 million in “Other, net” in the Consolidated Statements of Operations.

CONSOLIDATED BALANCE SHEET AND CASH FLOW

The DIRECTV Group	December 31,	December 31,
Dollars in Billions	2006	2005
Cash, Cash Equivalents & Short-Term Investments	$2.67	$4.38
Total Debt	3.62	3.42
Net Debt/(Cash)	0.95	(0.96)

The DIRECTV Group’s consolidated cash and short-term investment balance of $2.67 billion declined by $1.71 billion in 2006 mostly due to the implementation of a share repurchase program announced on February 8, 2006. Through December 31, 2006, The DIRECTV Group had repurchased and retired 184.1 million shares of DIRECTV Group common stock for approximately $2.98 billion at an average price of $16.16 per share. Also impacting the cash balance through December 31, 2006, were net payments of $217 million related to the DIRECTV Latin America transactions, $110 million received for the sale of the remaining interest in HNS, as well as free cash flow in the period of $1.20 billion. Free cash flow was driven by cash flow from operations of $3.16 billion partially offset by cash paid for satellites and property and equipment of $1.98 billion. Total debt increased to $3.62 billion primarily due to the consolidation of $210 million of outstanding debt at Sky Brazil upon its merger with DIRECTV Brazil. In January, 2007, The DIRECTV Group repaid the $210 million of outstanding debt at Sky Brazil and also purchased Darlene’s interest in DIRECTV Latin America for $325 million.

CONTACT INFORMATION

Media Contact: Darris Gringeri (212) 462-5136.                Investor Relations: (212) 462-5200.

CONFERENCE CALL INFORMATION

A live webcast of The DIRECTV Group’s fourth quarter 2006 earnings call will be available on the company’s website at www.directv.com. The webcast will begin at 11:00 a.m. ET, today February 7, 2007 and will be archived on our website at www.directv.com/investor.

FOOTNOTES

(1) Operating profit (loss) before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP.  Please see each of The DIRECTV Group’s and DIRECTV Holdings LLC’s Annual Reports on Form 10-K for the year ended December 31, 2005 for further discussion of operating profit (loss) before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) Free cash flow, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment”, “Cash paid for satellites”, “Cash paid for subscriber leased equipment – subscriber acquisitions”, and “Cash paid for subscriber leased equipment – upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use free cash flow to evaluate the cash generated by  DIRECTV U.S.’ current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers and for additional capital expenditures. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare DIRECTV U.S.’ operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(3) Cash flow before interest and taxes, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions  “Cash paid for property and equipment”, “Cash paid for satellites”, “Cash paid for subscriber leased equipment – subscriber acquisitions” and “Cash paid for subscriber leased equipment – upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows and then adding back net interest paid and “Cash paid for income taxes”. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use cash flow before interest and taxes to evaluate the cash generated by  DIRECTV U.S.’ current subscriber base, net of capital expenditures, and excluding the impact of interest  and taxes, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers and for additional capital expenditures. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare DIRECTV U.S.’ operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected cash flow before interest and taxes to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(4) DIRECTV Latin America net subscriber additions exclude DIRECTV Latin America’s subscriber activity in Mexico as well as the 869,000 subscribers acquired in August 2006 from Sky Brazil. DIRECTV Latin America churn also excludes DIRECTV Latin America’s subscriber activity in Mexico. DIRECTV Latin America cumulative subscribers exclude subscribers of the Sky Mexico service but include the consolidated Sky Brazil subscribers.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “foresee,” “project” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model, improve customer service, create new and desirable programming content and interactive features, and achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DTVLA operates; foreign currency exchange rates; ability to obtain export licenses; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.

The DIRECTV Group (NYSE: DTV) is a world-leading provider of digital television entertainment services and is approximately 38 percent owned by News Corporation. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, The DIRECTV Group provides digital television service to more than 16 million customers in the United States, and more than 4 million customers in Latin America.

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THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues	$4,183.1	$3,595.5	$14,755.5	$13,164.5

Operating Costs and Expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	1,895.9	1,594.9	6,200.9	5,485.3
Subscriber service expenses	293.9	267.8	1,111.3	981.9
Broadcast operations expenses	77.7	63.3	285.6	254.1
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	480.8	637.9	1,945.3	2,751.6
Upgrade and retention costs	218.4	342.5	869.6	1,117.0
General and administrative expenses	301.0	260.5	1,069.3	1,133.9
Gain on disposition of businesses and impairment charges, net	—	(12.0)	(117.7)	(45.1)
Depreciation and amortization expense	320.3	221.8	1,034.4	853.2
Total Operating Costs and Expenses	3,588.0	3,376.7	12,398.7	12,531.9

Operating Profit	595.1	218.8	2,356.8	632.6

Interest income	37.8	52.4	145.7	150.3
Interest expense	(67.2)	(57.7)	(245.7)	(237.6)
Other, net	9.6	6.3	41.8	(65.0)

Income From Continuing Operations Before Income Taxes and Minority Interests	575.3	219.8	2,298.6	480.3

Income tax expense	(219.7)	(99.6)	(865.5)	(173.2)
Minority interests in net (earnings) losses of subsidiaries	0.4	1.0	(13.0)	(2.5)

Income from continuing operations	356.0	121.2	1,420.1	304.6
Income from discontinued operations, net of taxes	—	—	—	31.3

Net Income	$356.0	$121.2	$1,420.1	$335.9

Basic Earnings Per Common Share:
Income from continuing operations	$0.29	$0.09	$1.13	$0.22
Income from discontinued operations, net of taxes	—	—	—	0.02
Basic Earnings Per Common Share:	$0.29	$0.09	$1.13	$0.24

Diluted Earnings Per Common Share:
Income from continuing operations	$0.29	$0.09	$1.12	$0.22
Income from discontinued operations, net of taxes	—	—	—	0.02
Diluted Earnings Per Common Share:	$0.29	$0.09	$1.12	$0.24

Weighted average number of common shares outstanding (in millions)
Basic	1,223.2	1,390.9	1,261.5	1,388.4
Diluted	1,231.9	1,397.0	1,269.9	1,394.8

THE DIRECTV GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$2,499.0	$3,701.3
Short-term investments	170.2	683.2
Accounts receivable, net of allowances of $66.4 and $80.5	1,345.2	1,033.2
Inventories	147.9	283.1
Deferred income taxes	166.0	163.3
Prepaid expenses and other	227.3	232.3

Total Current Assets	4,555.6	6,096.4
Satellites, net	2,008.4	1,875.5
Property and Equipment, net	2,444.8	1,199.2
Goodwill	3,515.0	3,045.3
Intangible Assets, net	1,810.6	1,878.0
Deferred Income Taxes	—	492.4
Investments and Other Assets	806.7	1,043.4

Total Assets	$15,141.1	$15,630.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$2,815.9	$2,541.8
Unearned subscriber revenue and deferred credits	286.2	276.6
Short-term borrowings and current portion of long-term debt	220.4	9.7

Total Current Liabilities	3,322.5	2,828.1
Long-Term Debt	3,394.9	3,405.3
Other Liabilities and Deferred Credits	1,680.7	1,407.6
Commitments and Contingencies
Minority Interests	62.2	49.2
Stockholders’ Equity	6,680.8	7,940.0

Total Liabilities and Stockholders’ Equity	$15,141.1	$15,630.2

THE DIRECTV GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Years Ended December 31,
	2006	2005
Cash Flows From Operating Activities
Net Income	$1,420.1	$335.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,034.4	853.2
Gain from discontinued operations, net of taxes	—	(31.3)
Gain on disposition of businesses and impairment charges, net	(117.7)	(45.1)
Net (gain) loss from sale of investments	(14.4)	0.6
Share-based compensation expense	39.4	40.6
Equity in earnings from unconsolidated affiliates	(26.6)	(0.7)
Write-off of debt issuance costs	—	19.0
Loss on disposal of fixed assets	19.7	2.5
Deferred income taxes and other	770.0	188.1
Change in other operating assets and liabilities
Accounts receivable, net	(282.8)	(129.5)
Inventories	139.0	(158.7)
Prepaid expenses and other	(11.7)	(34.7)
Accounts payable and accrued liabilities	158.3	312.1
Unearned subscriber revenue and deferred credits	1.5	15.1
Other, net	32.8	(195.2)
Net Cash Provided by Operating Activities	3,162.0	1,171.9
Cash Flows From Investing Activities
Purchase of short-term investments	(2,516.5)	(4,672.7)
Sale of short-term investments	3,028.6	4,512.1
Cash paid for property and equipment	(1,753.8)	(489.2)
Cash paid for satellites	(222.3)	(399.5)
Cash paid for acquired assets	(4.0)	(3.3)
Proceeds from sale of property	13.2	—
Investment in companies, net of cash acquired	(389.5)	(1.1)
Proceeds from sale of investments	182.4	113.1
Proceeds from collection of notes receivable	141.6	—
Proceeds from sale of businesses	—	246.0
Other, net	(15.9)	(28.7)
Net Cash Used in Investing Activities	(1,536.2)	(723.3)
Cash Flows From Financing Activities
Cash proceeds from refinancing transactions	—	3,003.3
Repayment of long-term debt	(7.5)	(2,005.5)
Net decrease in short-term borrowings	(1.9)	(2.5)
Repayment of other long-term obligations	(100.2)	(90.5)
Common shares repurchased and retired	(2,977.1)	—
Stock options exercised	257.1	45.2
Excess tax benefit from share-based compensation	1.5	—
Debt issuance costs	—	(4.7)
Net Cash (Used in) Provided by Financing Activities	(2,828.1)	945.3
Net (decrease) increase in cash and cash equivalents	(1,202.3)	1,393.9
Cash and cash equivalents at beginning of the year	3,701.3	2,307.4
Cash and cash equivalents at the end of the year	$2,499.0	$3,701.3

Supplemental Cash Flow Information
Cash paid for interest	$242.8	$239.5
Cash paid for income taxes	30.3	13.2

THE DIRECTV GROUP, INC.

SELECTED SEGMENT DATA

(Dollars in Millions)

(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
DIRECTV U.S.
Revenues	$3,829.1	$3,406.4	$13,744.0	$12,216.1
Operating Profit Before Depreciation and Amortization (1)	876.0	442.2	3,220.7	1,500.2
Operating Profit Before Depreciation and Amortization Margin (1)	22.9%	13.0%	23.4%	12.3%
Operating Profit	$613.6	$259.8	$2,347.7	$802.0
Operating Profit Margin	16.0%	7.6%	17.1%	6.6%
Depreciation and Amortization	$262.4	$182.4	$873.0	$698.2
Capital Expenditures (2) (3)	652.1	235.1	1,808.6	782.0

DIRECTV LATIN AMERICA
Revenues	$354.4	$189.5	$1,013.0	$742.1
Operating Profit Before Depreciation and Amortization (1)	55.1	19.4	243.8	141.5
Operating Profit Before Depreciation and Amortization Margin (1)	15.5%	10.2%	24.1%	19.1%
Operating Profit (Loss)	$(3.4)	$(21.2)	$79.0	$(18.7)
Operating Profit Margin	N/A	N/A	7.8%	N/A
Depreciation and Amortization	$58.5	$40.6	$164.8	$160.2
Capital Expenditures (2)	56.4	21.6	178.6	90.4

NETWORK SYSTEMS
Revenues	$—	$—	$—	$211.4
Operating Loss Before Depreciation and Amortization (1)	—	—	—	(60.8)
Operating Loss	—	—	—	(60.8)
Depreciation and Amortization	—	—	—	—
Capital Expenditures (2)	—	—	—	18.1

CORPORATE and OTHER
Revenues	$(0.4)	$(0.4)	$(1.5)	$(5.1)
Operating Loss Before Depreciation and Amortization (1)	(15.7)	(21.0)	(73.3)	(95.1)
Operating Loss	(15.1)	(19.8)	(69.9)	(89.9)
Depreciation and Amortization	(0.6)	(1.2)	(3.4)	(5.2)
Capital Expenditures (2)	0.1	1.0	0.1	33.2

TOTAL
Revenues	$4,183.1	$3,595.5	$14,755.5	$13,164.5
Operating Profit Before Depreciation and Amortization (1)	915.4	440.6	3,391.2	1,485.8
Operating Profit Before Depreciation and Amortization Margin (1)	21.9%	12.3%	23.0%	11.3%
Operating Profit	$595.1	$218.8	$2,356.8	$632.6
Operating Profit Margin	14.2%	6.1%	16.0%	4.8%
Depreciation and Amortization	$320.3	$221.8	$1,034.4	$853.2
Capital Expenditures (2)	708.6	257.7	1,987.3	923.7

(1)	See footnote 1 on page 7.
(2)	Capital expenditures include cash paid and amounts accrued during the period for property, equipment and satellites.
(3)	Beginning in March 2006, capital expenditures at DIRECTV U.S. include the cost of set-top receivers capitalized under its lease program.

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Revenues	$3,829.1	$3,406.4	$13,744.0	$12,216.1

Operating Costs and Expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	1,767.7	1,522.1	5,830.4	5,050.1
Subscriber service expenses	279.5	255.3	1,057.1	935.4
Broadcast operations expenses	46.9	35.7	179.3	145.8
Selling, general and administrative expenses, exclusive of depreciation and amortization expense
Subscriber acquisition costs	443.5	616.6	1,844.5	2,675.8
Upgrade and retention costs	206.6	339.8	851.7	1,106.5
General and administrative expenses	208.9	194.7	760.3	802.3
Depreciation and amortization expense	262.4	182.4	873.0	698.2
Total Operating Costs and Expenses	3,215.5	3,146.6	11,396.3	11,414.1

Operating Profit	613.6	259.8	2,347.7	802.0

Interest income	19.2	12.8	68.7	25.5
Interest expense	(54.7)	(52.1)	(218.1)	(227.4)
Other expense	(1.0)	(0.3)	(2.9)	(66.7)

Income Before Income Taxes	577.1	220.2	2,195.4	533.4

Income tax expense	(221.3)	(87.9)	(839.5)	(208.1)

Net Income	$355.8	$132.3	$1,355.9	$325.3

DIRECTV HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$1,355.7	$1,164.8
Accounts receivable, net of allowances of $58.7 and $75.0	1,267.2	995.9
Inventories	140.3	281.4
Deferred income taxes	5.4	148.1
Prepaid expenses and other	140.4	136.9

Total Current Assets	2,909.0	2,727.1
Satellites, net	2,000.5	1,907.9
Property and Equipment, net	2,026.5	848.3
Goodwill	3,031.7	3,031.7
Intangible Assets, net	1,545.9	1,875.0
Other Assets	173.7	135.0

Total Assets	$11,687.3	$10,525.0

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$2,401.9	$2,362.9
Unearned subscriber revenue and deferred credits	259.0	259.0
Current portion of long-term debt	10.4	7.8

Total Current Liabilities	2,671.3	2,629.7
Long-Term Debt	3,394.9	3,405.3
Other Liabilities and Deferred Credits	993.8	989.2
Deferred Income Taxes	239.8	204.4
Commitments and Contingencies
Owner’s Equity	4,387.5	3,296.4

Total Liabilities and Owner’s Equity	$11,687.3	$10,525.0

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Years Ended
	December 31,
	2006	2005
Cash Flows From Operating Activities
Net Income	$1,355.9	$325.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	873.0	698.2
Share-based compensation expense	34.0	27.1
Equity in losses from unconsolidated affiliates	2.9	—
Amortization of debt issuance costs	4.9	6.2
Write-off of debt issuance costs	—	19.0
Deferred income taxes and other	178.0	10.6
Change in other operating assets and liabilities
Accounts receivable, net	(271.3)	(130.9)
Inventories	141.1	(159.4)
Prepaid expenses and other	(35.1)	28.1
Other assets	(26.5)	(15.6)
Accounts payable and accrued liabilities	19.1	575.9
Unearned subscriber revenue and deferred credits	—	3.1
Other liabilities and deferred credits	66.4	(104.4)
Net Cash Provided by Operating Activities	2,342.4	1,283.2
Cash Flows From Investing Activities
Cash paid for property and equipment	(503.6)	(380.5)
Cash paid for subscriber leased equipment - subscriber acquisitions	(598.6)	—
Cash paid for subscriber leased equipment - upgrade and retention	(472.9)	—
Cash paid for satellites	(222.3)	(366.6)
Cash paid for acquired assets	(4.0)	(3.3)
Proceeds from sale of property	12.4	0.5
Other	10.2	—
Net Cash Used in Investing Activities	(1,778.8)	(749.9)
Cash Flows From Financing Activities
Cash proceeds from refinancing transactions	—	3,003.3
Repayment of long-term debt	(7.5)	(2,001.8)
Repayment of borrowing from Parent	—	(875.0)
Repayment of other long-term obligations	(67.1)	(63.1)
Cash dividend to Parent	(300.0)	—
Cash contribution from Parent	—	538.3
Excess tax benefit from share-based compensation	1.9	—
Debt issuance costs	—	(4.7)
Net Cash (Used in) Provided by Financing Activities	(372.7)	597.0
Net increase in cash and cash equivalents	190.9	1,130.3
Cash and cash equivalents at beginning of the year	1,164.8	34.5
Cash and cash equivalents at end of the year	$1,355.7	$1,164.8

Supplemental Cash Flow Information
Cash paid for interest	$215.1	$229.3
Cash paid for income taxes	728.0	36.1

Non-GAAP Financial Measure Reconciliation Schedules

(Unaudited)

The DIRECTV Group

Reconciliation of Operating Profit Before Depreciation and Amortization to Operating Profit*

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in Millions)		(Dollars in Millions)
Operating Profit Before Depreciation and Amortization	$915.4	$440.6	$3,391.2	$1,485.8
Subtract: Depreciation and amortization expense	320.3	221.8	1,034.4	853.2
Operating Profit	$595.1	$218.8	$2,356.8	$632.6

*For a reconciliation of this non-GAAP financial measure for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in The DIRECTV Group’s Annual Report on Form 10-K for the year ended December 31, 2006. This Form 10-K is expected to be filed with the SEC in February 2007.

The DIRECTV Group

Reconciliation of Cash Flow before Interest and Taxes(3) and Free Cash Flow(2) to

Net Cash Provided by Operating Activities

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in Millions)		(Dollars in Millions)
Cash Flow before Interest and Taxes	$335.0	$203.4	$1,313.3	$385.6
Adjustments:
Cash paid for interest	(62.7)	(56.9)	(242.8)	(239.5)
Interest income	37.8	52.4	145.7	150.3
Income taxes paid	(10.1)	(3.5)	(30.3)	(13.2)
Subtotal - Free Cash Flow	300.0	195.4	1,185.9	283.2
Add Cash Paid For:
Property and equipment	637.8	151.9	1,753.8	489.2
Satellites	49.5	120.8	222.3	399.5
Net Cash Provided by Operating Activities	$987.3	$468.1	$3,162.0	$1,171.9

DIRECTV Holdings LLC

Reconciliation of Cash Flow before Interest and Taxes(3) and Free Cash Flow(2) to

Net Cash Provided by Operating Activities

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in Millions)		(Dollars in Millions)
Cash Flow before Interest and Taxes	$342.6	$240.4	$1,419.4	$776.0
Adjustments:
Cash paid for interest	(50.2)	(51.6)	(215.1)	(229.3)
Interest income	19.2	12.8	68.7	25.5
Income taxes paid	(160.0)	(46.0)	(728.0)	(36.1)
Subtotal - Free Cash Flow	151.6	155.6	545.0	536.1
Add Cash Paid For:
Property and equipment	173.7	130.3	503.6	380.5
Subscriber leased equipment - subscriber acquisitions	195.7	—	598.6	—
Subscriber leased equipment - upgrade and retention	211.9	—	472.9	—
Satellites	49.5	119.9	222.3	366.6
Net Cash Provided by Operating Activities	$782.4	$405.8	$2,342.4	$1,283.2

(2) and (3) -see footnotes on page 7 of this earnings release

DIRECTV HOLDINGS LLC

Non-GAAP Financial Measure Reconciliation and Other Data

(Unaudited)

DIRECTV Holdings LLC

Reconciliation of Pre-SAC Margin to Operating Profit

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in Millions)
Operating Profit	$613.6	$259.8	$2,347.7	$802.0
Adjustments:
Subscriber acquisition costs (expensed)	443.5	616.6	1,844.5	2,675.8
Depreciation and amortization expense	262.4	182.4	873.0	698.2
Cash paid for subscriber leased equipment - upgrade and retention	(211.9)	—	(472.9)	—
Pre-SAC margin*	$1,107.6	$1,058.8	$4,592.3	$4,176.0
Pre-SAC margin as a percentage of revenue*	28.9%	31.1%	33.4%	34.2%

SAC Calculation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in Millions, Except SAC Amounts)
Subscriber acquisition costs (expensed)	$443.5	$616.6	$1,844.5	$2,675.8
Cash paid for subscriber leased equipment - subscriber acquisitions	195.7	—	598.6	—%
Total acquisition costs	$639.2	$616.6	$2,443.1	$2,675.8
Gross subscriber additions (000’s)	1,021	965	3,809	4,170
Average subscriber acquisition costs-per subscriber (SAC)	$626	$639	$641	$642

Other Data

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Average monthly revenue per subscriber (ARPU)	$80.70	$75.53	$73.74	$69.61
Average monthly churn %	1.57%	1.70%	1.60%	1.70%
Total number of subscribers-platform (000’s)	15,953	15,133	15,953	15,133
Capital expenditures (millions)	$652.1	$235.1	$1,808.6	$782.0

* Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated for DIRECTV U.S. by adding amounts under the captions “Subscriber acquisition costs” and “Depreciation and amortization expense” to  “Operating Profit” from the Consolidated Statements of Operations and subtracting “Cash paid for subscriber leased equipment - upgrade and retention” from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.’ current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers and for capital expenditures.

The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.’ operating performance to other communications, entertainment and media companies.  The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.’ current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.